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Pricing Supplement Dated June 5, 1998                                                  Rule 424 (b)(3)
(To Prospectus dated March 2, 1998 and                                                 File No. 333-45373
Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION

                                MEDIUM-TERM NOTES

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Principal Amount:              $145,000,000                   Trade date:                  June 5, 1998
Currency or Currency  Unit:    US Dollars                     Original Issue Date:        June 10, 1998
Issue Price:                   99.92%                         Agent's Discount or Commission:     0.08%
Net Proceeds to Issuer:        $144,884,000                   Agent(s):             Merrill Lynch & Co.
Maturity Date:                 July 12, 1999                  CUSIP Number:                 69332H FK 7
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Interest:
     Fixed Rate:
     Floating Rate:

         Base Rate:          [ ]  Commercial Paper Rate       [ ]  CD Rate    [ ]  Federal Funds Effective Rate
                             [X]  LIBOR       [ ]  Treasury Rate       [ ] Prime Rate  [ ]  Other

                             ( ) Reuters Page: __________                                      (see attached)
                             (X) Telerate Page: _3750____

Spread:                      plus .07%

Initial Interest Rate:       To be determined June 8, 1998

Interest Reset Dates:        Monthly, on the 12th of each month or next Business Day commencing July 12, 1998

Interest Determination Date: Two London Banking Days prior to Interest Reset Date

Interest Payment Dates:      Monthly, on the 12th of each month or next Business Day commencing July 12, 1998

Index Maturity:              1 month

Day Count Convention:        [X]  Actual/360       [ ]  Actual/Actual               [ ]  30/360

Option to Receive Payments in Specified Currency:    [ ]  Yes       [ ]  No

Redemption:

         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price: ____________%
     Annual Redemption Price Reduction: ____________% until Redemption Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of ____________% of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of ____________% of Principal Amount.

Other Terms:
         The Agents from time to time perform investment banking and other financial services for the Company and its affiliates, including its parent company, Cendant Corporation ("Cendant"). Federal class action lawsuits have been commenced against Cendant and others alleging securities law violations in connection with public statements relating to Cendant's common stock and its public offering of FELINE PRIDES ("PRIDES") on February 24, 1998. Merrill Lynch & Co., as an underwriter of the PRIDES offering, is or may be named as a defendant in certain of these cases.
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